UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 25, 2000

E-LOAN, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State of Other Jurisdiction of Incorporation)

000-25621	77-0460084
(Commission File Number)	(IRS Employer Identification Number)

5875 Arnold Road, Suite 100
Dublin, California   94568
(Address of principal executive offices including zip code)

(925) 241-2400
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

INFORMATION TO BE INCLUDED IN REPORT

ITEM 5. OTHER EVENTS.

Securities Purchase Agreement

On April 25, 2000, E-LOAN, INC. (the "Company") entered into a Securities Purchase Agreement with six institutional investors, including two current investors. Pursuant to the agreement, the Company agreed to sell, subject to the approval of its stockholders, an aggregate of 10,666,664 shares of its common stock at a purchase price of $3.75 per share (the "Private Placement"). The aggregate gross proceeds to be received from the sale will be $40,000,000. The Company has agreed to register these shares for resale under applicable securities laws. A copy of the Securities Purchase Agreement is attached herewith as Exhibit 10.1.

Marketing Agreement

On April 25, 2000 the Company also entered into a Marketing Agreement with Charles Schwab & Co., Inc. ("Schwab"), an affiliate of The Charles Schwab Corporation, pursuant to which Schwab has agreed to provide certain marketing services to the Company including the development of a co-branded website on which the Company will offer its services to Schwab's customers. In additional to certain cash payments to be made by the Company to Schwab pursuant to the Marketing Agreement, the Company has also agreed to issue to Schwab a total of 13.1 million warrants to purchase common stock in two tranches (the "Warrants"). The first tranche of 6.5 million warrants have a three year term and are exercisable at a $3.75 per share. The second tranche consists of 6.6 million warrants with a three and a quarter year term and are exercisable at $15.00 per share. The Company has agreed to register for resale under the applicable securities laws the shares issuable upon the exercise of the Warrants. A copy of the Marketing Agreement is attached herewith as Exhibit 10.2.

At the Company's Annual Meeting to be held on June 14, 2000, the Company's stockholders are being asked to approve the issuance of the common stock under the Private Placement, the Warrants and the shares of common stock issuable upon exercise of the Warrants pursuant to NASDAQ listing maintenance rules.

ITEM 7. EXHIBITS

Exhibit 10.1 Securities Purchase Agreement between Company and certain Purchasers dated April 25, 2000.

Exhibit 10.2* Marketing Agreement with Charles Schwab & Co., Inc dated April 25, 2000.

* Confidential treatment requested

E-LOAN, INC.

SIGNATURES

Pursuant to the requirement of the Security Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

E-LOAN, INC.

(Registrant)

Dated: May 11, 2000

By:	/s/ Frank Siskowski

Frank Siskowski
Chief Financial Officer
(Principal Financial and Accounting Officer and Duly Authorized Officer)

Exhibit Index

Exhibit Number	Description
10.1	Securities Purchase Agreement between Company and certain Purchasers dated April 25, 2000.
10.2*	Marketing Agreement with Charles Schwab & Co., Inc dated April 25, 2000.

* Confidential treatment requested